Exhibit (p)(7)

Corbett Road Capital Management, llc

Code of Conduct

For purposes of the Compliance Manual and Code of Ethics, the term “Employee” is defined as the officers and employees of Corbett Road. Interns are generally not considered Employees.

We are retained by our clients to manage parts of their financial affairs and to represent their interests in many matters. We are keenly aware that, as fiduciaries, we owe our clients a duty of care to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters. We expect all Employees to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospective clients, Corbett Road, and their fellow Employees.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with clients – simply stated, no Employee should ever enjoy a benefit at the detriment of any client.

We expect all persons associated with Corbett Road to preserve the confidentiality of information that they may obtain in the course of business and to use such information properly and not in any way adverse to our clients’ interests, subject to the legality of such information.

We expect our Employees to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise their ability to deal objectively with our clients.

You are encouraged to speak to the Chief Compliance Officer (CCO) if you believe that changes or additions to, or deletions from this Code of Conduct and Regulatory Compliance Manual (the “Manual”) may be appropriate. In addition, please do not hesitate to contact any of the individuals listed above if you feel as though any of Corbett Road’s disclosure documents, including its Form ADV or advisory contracts are inaccurate, incomplete or out-of-date.

Corbett Road is committed to fostering a culture of compliance. Corbett Road therefore urges you to contact the CCO about any actual or suspected compliance matter. You will not be penalized and your status at Corbett Road will not be jeopardized by communicating such matters to the CCO or other senior managers. Retaliation against any employee is cause for appropriate corrective action, up to and including dismissal.

You will be required to attest to your review of Corbett Road’s Compliance Manual and Code of Ethics both initially upon the commencement of your employment with Corbett Road and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the policies and procedures as set forth in the Manual. In addition, you are required to review and attest to Personal Account Information and Outside Business Activities annually. Finally, all Employees must be aware of and comply with the following undertakings:

●	Be thoroughly familiar with the policies and procedures set forth in this Manual;

●	Notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Manual;

●	Notify the CCO promptly if you become aware of any practice that arguably involves Corbett Road in a material conflict of interest with any of its clients or individuals or entities with which Corbett Road does business;

●	Cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his respective duties under the Manual and (ii) Corbett Road to comply with the Federal Securities Laws to which it is subject; and

●	Notify the CCO promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete or out of date in any respect.

Violations of this Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management. In any situation in which you are unsure about the application of this code or any of the policies contained in this Manual, you are encouraged to discuss the situation confidentially with your supervisor or the Chief Compliance Officer

This Manual, and the policies and procedures set forth herein, supersedes all manuals, policy statements and procedures and other communications on the subjects discussed herein. In developing the Manual, Corbett Road considered the material risks associated with activities engaged in by Corbett Road. This risk evaluation process is an ongoing one, and the Manual will be periodically reviewed to ensure that Corbett Road maintains policies and procedures to address existing or evolving risks.

Corbett Road may amend this Manual and/or adopt interpretations of the policies and procedures contained in the Manual as deemed appropriate by the CCO. Corbett Road will conduct training at least annually to ensure that Employees are aware of its contents, any amendments, and their responsibilities thereunder. All material amendments to, and new interpretations of, the Manual shall be conveyed to Employees and require their acknowledgement of receipt and understanding of the amendments/interpretations when deemed necessary.

Maintenance of Code of Conduct and Regulatory Compliance Manual

Issue

Rule 206(4)-7 under the Advisers Act requires advisers to develop an internal compliance program and to maintain a written set of policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder. The policies and procedures must be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.

Policy

Corbett Road (or its designee) shall review the Manual no less frequently than annually to ensure the adequacy of the policies and procedures contained herein.  As part of these reviews, Corbett Road shall test the effectiveness of its policies and procedures as required by Rule 206(4)-7.  The reviews will include, in part, specific consideration of the following:

●	Any compliance matters that arose during the previous year;

●	Any changes in the business activities of Corbett Road; and

●	Any changes to applicable laws, rules or regulations that might suggest a need to revise the Manual.

All required changes to the Manual resulting from the reviews and/or other considerations shall be approved by the Chief Compliance Officer (CCO).

Procedures

1.	The CCO shall be responsible for coordinating the reviews (annually, and on an as-needed basis) of the Manual and Corbett Road’s policies and procedures. Documentation of the reviews shall be kept in written format and made available to individuals as required by law, and other parties that Corbett Road deems appropriate.

2.	The CCO or a designee will create and maintain a risk assessment to serve as a basis or developing and assessing the firm’s policies and procedures.

3.	Corbett Road has engaged a regulatory and compliance consulting firm to assist it and its CCO on a periodic and on-going basis with regard to a variety of matters, including but not limited to: annual review of its compliance program and this Manual, on-going marketing and advertising reviews, on-site or telephonic participation during SEC inspections, review of Form ADV, and periodic and as-needed education of Employees with regard to various compliance matters.

4.	Any changes to the Manual shall be made by the CCO or a designee appointed by the CCO. All final changes shall be approved by the CCO. However, on an ongoing basis, the CCO shall coordinate consideration of proposed material changes to, and material breaches of, the policies and procedures set forth in this Manual, with Senior Management.

5.	The CCO is designated with the full power to enforce the policies and procedures set forth in the Manual. The CCO shall report any known material violations of the Manual to Corbett Road’s CEO, Scott Airey.

6.	Corbett Road will not tolerate retaliatory actions against Employees who report violations of the Manual. In order to minimize the potential for such behavior, all reports of compliance-related issues will be treated as being made on an anonymous basis.

7.	All questions regarding the Manual and the policies and procedures contained therein shall be directed to the CCO.

8.	Corbett Road will conduct periodic (but no less frequently than annual) formal training on various aspects of the Manual and maintain documentation to evidence the occurrence of the trainings, including the presentation materials utilized and an attendance sheet.

Responsibility

The CCO is responsible for the successful implementation of the policies and procedures contained in the Manual. When appropriate, the CCO may designate certain day-to-day responsibilities.

Sub-Advisory Services and Platform Participation

Issue

Corbett Road provides and expects to provide asset management services across multiple external platforms and to one or more Registered Investment Companies. This will often create contractual and regulatory obligations to provide its services according to specific sets of policies and procedures and to assist its sponsors and platforms in compliance with regulatory and reporting obligations specific to Corbett Road’s services, collectively “External Policies”. The policies and procedures contained in this Manual are intended as general guidelines for compliance with the Company’s regulatory obligations and may not speak to all of these external requirements.

Policy

Primacy of Contractual Obligations To the extent that the Company’s services include adherence to External Policies which differ from those in this Manual, Corbett Road will provide those services under the procedures specified by the platform, sponsor, primary advisor, or program.

Conflicts in Policy If Corbett Road determines that any External Policy conflicts with the letter or spirit of the general procedures in this Manual, the Company will seek to reconcile those differences. Corbett Road will ensure that compliance with External Policies will not affect its ability to fulfill its fiduciary duty to all its clients and business partners.

Incorporation by Appendix External Policies will be maintained as unindexed appendices to this Manual and will not generally be distributed externally in order to protect the intellectual property of Corbett Road’s business partners. Corbett Road will generally provide these to regulators upon request, but will not share its partners’ intellectual property except as allowed by contract or with their express consent.

Conflicts of Interest and Fiduciary Duty Corbett Road will ensure that compliance with External Policies does not interfere with its ability to fulfill its fiduciary duty to other clients, collectively or individually.

Typical External Policies The Company expects that External Policies will cover the following topics:

●	Account Maintenance and Billing Corbett Road will open, close, and maintain accounts according to External Policies and will adhere to its partners’ billing practices.

●	Trading and Portfolio Management Corbett Road will adhere to its own general principles in providing its management services and will ensure that it treats all accounts in a manner consistent with its fiduciary obligations. In providing services across specific platforms, its trading and portfolio management systems and procedures may vary according to the requirements of its business partners.

●	Code of Ethics Corbett Road will adhere to any contractual requirements around Code of Ethics items which meet or exceed its internal policies. The Company will not agree to requirements which diminish or are contrary to its own internal principles.

Regulatory Requirements The Company will reasonably assist its business partners in their efforts to comply with Federal Securities Laws and their other regulatory and reporting obligations. Among these:

●	Regulatory Inquiries Upon request, the Company will provide information as reasonably necessary to assist its business partners with regulatory and other inquiries. To the extent that any such requests create a conflict for Corbett Road, it may seek advice of counsel.

●	Investment Company Act Rules The Company will implement and maintain procedures to ensure that it remains in compliance with the relevant sections of the Investment Company Act and will provide assurances as necessary to the Directors of any Fund(s) to which it provides services. Specifically:

o	Rule 17j-1 of the Investment Company Act of 1940: Corbett Road will adopt and maintain, a Code of Ethics which complies with the requirements of Rule 17j-1 and procedures reasonably designed to prevent Access Persons from violating this Code. The Company will certify to this at least annually.

o	Rule 38a-1 of the Investment Company Act of 1940: Corbett Road will adopt and maintain written compliance policies and procedures that are reasonably designed to detect and prevent violations of Federal Securities Laws. The Company will monitor the adequacy and effectiveness of its compliance program and will conduct an annual review of same. The Chief Compliance Officer will provide a written report at least annually which includes any violation of Federal Securities Laws, any violations of policies and procedures, and any weaknesses or risks inherent in the design or implementation of the Company’s compliance program.

Code of Ethics

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Corbett Road Capital Management and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Corbett Road Capital Management and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Corbett Road Capital Management and its employees owe a fiduciary duty to Corbett Road Capital Management’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Corbett Road Capital Management’s personnel continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Corbett Road Capital Management and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Corbett Road Capital Management has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Corbett Road Capital Management and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	the duty to have a reasonable, independent basis for the investment advice provided;

●	the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

●	the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	a duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Corbett Road Capital Management expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Corbett Road Capital Management. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Corbett Road Capital Management. Corbett Road Capital Management’s reputation for fair and honest dealing with its clients could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with Corbett Road Capital Management.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Corbett Road Capital Management in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, Corbett Road Capital Management shall endeavor to maintain such information on a confidential basis.

The Chief Compliance Officer shall periodically report to senior management of Corbett Road Capital Management to document compliance with this Code.

Access Persons

For purposes of complying with Corbett Road Capital Management’s Code of Ethics, generally all supervised persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

This will include employees of Corbett Road Capital Management as well as employees of affiliates and service providers whose roles might reasonably make them Access Persons. However, we note that some guidance includes a presumption that all of a firm’s control persons and directors will be Access Persons. Corbett Road Capital Management will not share material non-public information about its models, portfolios, or trading activity with control persons except as part of any functional role they might perform for the firm. We will therefore not consider control persons access persons by default.

Chief Compliance Officer’s Designee

Unless otherwise specifically noted, Corbett Road Capital Management’s employees are required to submit mandatory reports and attestations to the Chief Compliance Officer.

Standards of Business Conduct

Corbett Road Capital Management places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Corbett Road Capital Management’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for Corbett Road Capital Management or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Custodial Account Reporting

Although Corbett Road Capital Management will require access persons to notify the CCO prior to or immediately upon the opening or closing of a custodial account, access persons are reminded of their ongoing personal securities transaction reporting obligations:

1.	Quarterly custodial statements must identify the name of each bank or brokerage firm in which any securities are held for the direct or indirect benefit of the access person, and required data pertaining to all reportable securities in which he or she has a direct or indirect pecuniary interest; and

2.	Periodic transaction reports, using Spire’s “Spire Access” trade compliance engine, detailing each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership.

Note that in situations where required reporting cannot be conducted using Spire Access, access persons will notify the CCO and use manual reporting methods.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Corbett Road Capital Management, the Firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Corbett Road Capital Management to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Corbett Road Capital Management’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Corbett Road Capital Management’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. Corbett Road Capital Management does not share Confidential Client Information with any third parties, except in the following circumstances:

●	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client’s account. Corbett Road Capital Management shall require that any financial intermediary, agent or other service provider utilized by Corbett Road Capital Management (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Corbett Road Capital Management only for the performance of the specific service requested by Corbett Road Capital Management;

●	as required by regulatory authorities or law enforcement officials who have jurisdiction over Corbett Road Capital Management, or as otherwise required by any applicable law. In the event Corbett Road Capital Management is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Corbett Road Capital Management shall disclose only such information, and only in such detail, as is legally required; and

●	to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Corbett Road Capital Management, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Corbett Road Capital Management’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Corbett Road Capital Management, must return all such documents to Corbett Road Capital Management.

Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Corbett Road Capital Management enforces the following policies and procedures to protect the security of Confidential Client Information:

●	the Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Corbett Road Capital Management’s services to clients;

●	any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

●	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

●	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Corbett Road Capital Management and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Corbett Road Capital Management has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore and pursuant to the SEC’s adoption of Regulation S-ID: Identity Theft Red Flag Rules, all

‘financial institutions’ and ‘creditors’ (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts (“covered accounts”). Corbett Road Capital Management has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Corbett Road Capital Management’s confidentiality and privacy policies.

Social Media

Social media and/or methods of publishing opinions or commentary electronically is a dynamic method of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms “social media,” “social media sites,” ’sites,” and “social networking sites” are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever-changing regulatory risks for our Firm. As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and record keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered “advertising” under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the firm. Accordingly, Corbett Road Capital Management seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

Special Notice Regarding CRCM-advised ETFs and Funds

CRCM provides advisory services to one or more ETFs or other Fund(s) registered under the Investment Company Act. CRCM will NOT, under any circumstances, mention any Funds to which it provides such services in any advertising or marketing materials, research, commentary, social media posts, webinars, videos, blogs, or other means of communication without first preclearing such materials according to the procedures in the relevant appendix.

General Policy

Approved Participation. Employees are required to obtain approval prior to establishing a social networking account and/or participating on a pre-existing social media site for business purposes. Interactive electronic communication (i.e. blogs or tweets, etc.) is strictly prohibited.

Employee Usage Guidelines, Content Standards and Monitoring

●	Unless otherwise prohibited by federal or state laws, Corbett Road Capital Management will request or require employees provide the Chief Compliance Officer or other designated person with access to such approved social networking accounts.

●	Static content posted on social networking sites must be preapproved by the Chief Compliance Officer or other designee.

●	Employees are prohibited from:

●	posting any misleading statements; any information about our Firm’s clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our firm; or trading activities;

●	soliciting comments or postings regarding Corbett Road Capital Management that could be construed as testimonials;

●	soliciting client recommendations on Linkedln; employees are prohibited from publicly posting a client’s recommendation to their Linkedln profile;

●	employees cannot link from a personal blog or social networking site to Corbett Road Capital Management’s internal or external website.

Use of Personal Sites

Corbett Road Capital Management prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the Firm.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Corbett Road Capital Management to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Corbett Road Capital Management may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Corbett Road Capital Management and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify The Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

Special Notice Regarding CRCM-managed ETFs and Funds

CRCM provides advisory services to one or more ETFs or other Fund(s) registered under the Investment Company Act. Any ETF or other fund for which CRCM provides advisory services will be permanently placed on the Restricted List. Any trading in such funds by CRCM personnel will require preclearance by the CCO with advice from the portfolio management team.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Corbett Road Capital Management), while in the possession of material, nonpublic information, nor may any personnel of Corbett Road Capital Management communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to The Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Corbett Road Capital Management’s securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Corbett Road Capital Management (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to The Chief Compliance Officer.

●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

●	Do not communicate the information inside or outside the firm, other than to The Chief Compliance Officer.

●	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Corbett Road Capital Management or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an advisor, or an advisor makes selective disclosure of adverse news to a handful of investors. In such situations, Corbett Road Capital Management must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Corbett Road Capital Management and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although Corbett Road Capital Management does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

7.	Blackouts

As an advisor to an Exchange Traded Fund, CRCM’s personnel must avoid the appearance that they are taking advantage of advanced knowledge of changes to the fund portfolio and its underlying model. Therefore, when the firm determines that a change will be or is likely to be made to the fund portfolio and its underlying model the portfolio manager will notify the Chief Compliance Officer and the other CRCM Access Persons. At that point, CRCM Access Persons will be subject to a blackout on all personal trading until the portfolio adjustment has been completed or the portfolio manager has determined that no trade will be made.

Personal Securities Transactions

General Policy

Corbett Road Capital Management has adopted the following principles governing personal investment activities by Corbett Road Capital Management’s supervised persons:

●	The interests of client accounts will at all times be placed first;

●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs, Private Offerings, and Other Limited Offerings

Corbett Road Capital Management has a duty to ensure that its clients’ interests are placed ahead of its own interests and those of its supervised persons. In the case of limited offerings such as IPO’s and Private Placements, this requires us to ensure that any client appetite for such offerings are fulfilled before those of the firm or its associated persons.

Therefore, no supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering or Private Placement for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. Likewise, no supervised person will participate in any transaction in any other offering where availability is limited and is likely to be subject to an allocation process without prior written approval.

Compliance Procedures

Reporting Requirements

Every supervised person shall provide reports, at least quarterly to the Chief Compliance Officer which must contain the information described below.

●	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

●	The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

●	The date that the report is submitted by the supervised person.

Exempt Transactions

A supervised person need not submit a report with respect to:

●	Transactions effected for securities held in any account over which the person has no direct or indirect influence or control[1];

●	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;

●	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Corbett Road Capital Management holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer, or a designee, will monitor and review all reports required under the Code for compliance with Corbett Road Capital Management’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Corbett Road Capital Management. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the President, or other designated supervisory person. The Chief Compliance Officer shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Personal Securities Trading Limitations

As previously stated, Corbett Road Capital Management’s fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, Corbett Road Capital Management expects its employees to work diligently in meeting client expectations.

While Corbett Road Capital Management respects the need and importance of an access person’s ability to personally invest in the securities markets and manage their personal trading, the Firm also recognizes that excessive trading can impede the ability of an individual to fulfill his or her primary obligation to our clients. Accordingly, our Firm policy is to limit the number of permissible transactions an access person may make to 20 within a 30 day timeframe.

As noted elsewhere, certain classes of transactions, including IPO’s, Private Securities, and CRCM-managed funds will require preclearance for any personal trades. From time to time, there will be individual securities and issuers which require preclearance. There will also, from time to time, be blackout periods during which all employee trading will be prohibited.

Any questions concerning this policy should be directed to the Chief Compliance Officer.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

●	any direct or indirect beneficial ownership of any securities of such issuer;

●	any contemplated transaction by such person in such securities;

●	any position with such issuer or its affiliates; and

●	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

1 Per SEC guidance, such accounts must report holdings annually and the employee must provide documentation in the firm of a letter from the manager which shows that the employee has no ability to exert influence

Outside Business Activities

Corbett Road Capital Management has a duty to avoid any conflicts of interest which might affect their fiduciary duty to the Firm’s clients. In order to manage these potential conflicts of interest, Corbett Road Capital Management requires that its supervised persons receive written preclearance before engaging in any Outside Business Activities. These are defined as:

●	Any activity for which the supervised person receives compensation

●	Service as an officer or director of any company or organization, even if uncompensated

●	Any activity which includes financial or investment advice, even if uncompensated

●	Trusteeships or Attorney-in-Fact status beyond those which are usual and customary within a family relationship

Any requests to participate in an Outside Business Activity must be submitted in writing to the Chief Compliance Officer for review and approval prior to participation. The Chief Compliance Officer will maintain a record of approved Outside Business Activities and will require that supervised persons attest to their compliance with this policy at least annually.

Please note that any Outside Business Activity which involves investments, even if uncompensated, will be subject to the reporting requirements associated with Personal Trading and will likely require submission of personal transaction reports.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Corbett Road Capital Management has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Corbett Road Capital Management’s policy with respect to gifts and entertainment is as follows:

●	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

●	Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Corbett Road Capital Management, or that others might reasonably believe would influence those decisions;

●	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

●	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

●	Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Corbett Road Capital Management, including gifts and gratuities with value in excess of $100, must obtain consent from the Chief Compliance Officer before accepting such gift.

●	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Corbett Road Capital Management.

●	Promotional materials are generally described as logo items such as coffee mugs, umbrellas, hats, or similar items of modest value and will not be considered gifts.

●	Items such as holiday gift baskets delivered to the Firm’s offices for common enjoyment will not be considered gifts.

The regulatory standard is that gifts and entertainment be “usual and customary.” This gift reporting requirement is for the purpose of helping Corbett Road Capital Management monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the Chief Compliance Officer.

Political Contributions

In July 2010, the SEC adopted the ‘Pay-to-Play Rule’ which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (‘covered associates’) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following summarizes Corbett Road Capital Management’s Political Contributions policies which are contained in their entirety in the Firm’s Policies and Procedures Manual. Accordingly, the following terms apply to these policies:

“Contribution” is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its covered associates.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period); (2) an adviser and its “covered associates” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing to or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government entity client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s covered associate that is a natural person to contribute: (i) up to $350 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the candidate or official at the time of the contribution; and (ii) up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the candidate or official at the time of the contribution.

General Policy

Corbett Road Capital Management does not currently provide advisory services to government entities and does not anticipate entering into such business in the foreseeable future. The Firm recognizes that any changes to its business model which involve entities subject to the Pay-to-Play rule will require the firm to review all aspects of this chapter.

It is Corbett Road Capital Management’s policy to permit the Firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Corbett Road Capital Management recognizes that it is never appropriate to make or solicit political contributions or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, the Firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser. Furthermore, Corbett Road Capital Management’s supervised persons are prohibited from soliciting political contributions from vendors or service providers.

Political Contributions to Candidates and Organizations Recommended bv Clients. Making a political contribution to a candidate recommended by a client, particularly if the candidate can be influential in seeing that Corbett Road Capital Management obtains or maintains its business with the client, can create a potential conflict of interest and may violate Pay-to-Play principles. Corbett Road Capital Management will not make any political contribution to candidates or organizations recommended by clients. Organizing individual employee contributions for purposes of contributing to a candidate recommended by a client is also prohibited.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, Corbett Road Capital Managements practice is to restrict, monitor and require prior approval of any political contributions to government officials.

●	The Chief Compliance Officer, or other designee, shall determine who is deemed to be a “covered associate” of the Firm, each such person shall be promptly informed of his or her status as a covered associate;

●	The Chief Compliance Officer, or other designee, shall obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate); such review may include an online search of the individual’s contribution history as part of the Firm’s general background check; and

●	At least quarterly, The Chief Compliance Officer, or other designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

Covered Associates

Certain supervised persons of the Firm are regarded as “covered associates” and as such are subject to all applicable Political Contributions procedures and reporting obligations as set forth in this Code.

The Chief Compliance Officer, or other designated officer, determines who is deemed to be a “Covered Associate” of the Firm and promptly advises those individuals of their status as such and maintains records including the names, titles, and business and residence addresses of all covered associates. You should direct any questions regarding these procedures to the Chief Compliance Officer.

Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer’s share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and shall not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on inside information which was leaked in violation of the law.

General Policy

It is Corbett Road Capital Managements policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No supervised person of Corbett Road Capital Management shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from Corbett Road Capital Management should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the Firm’s records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer or a member of senior management.

What is a Rumor? In the context of this policy, “rumor” means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst’s view of a company’s prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

When is a Rumor Unsubstantiated? In the context of this policy, a rumor is unsubstantiated when it is:

●	not published by widely circulated public media, or

●	the source is not identified in writing, and

●	there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or

●	there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

●	When May a Rumor Be Communicated? Rumors may be discussed legitimately within the confines of the Firm, for example, within an internal meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

●	as set forth in these procedures,

●	when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally:

Legitimate business purposes for discussing rumors outside of the confines of the Firm include:

●	when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or

●	discussions among market participants seeking to explain market or trading conditions or one’s views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally:

Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

●	provides the origin of the information (where possible);

●	gives it no additional credibility or embellishment;

●	makes clear that the information is a rumor; and

●	makes clear that the information has not been verified.

Trading

Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior management.

Reporting & Monitoring:

In order to ensure compliance with this policy, Corbett Road Capital Management may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, the Chief Compliance Officer may proactively select and review random emails or conduct targeted word searches of emails, or Bloomberg/instant messages. He/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls, Bloomberg/instant messages, etc., where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

Supervised persons are required to report to the Chief Compliance Officer or a member of senior management when he/she has just cause to suspect that another supervised person of Corbett Road Capital Management has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of Corbett Road Capital Management evidence the Firm’s unwavering intent to place the interests of clients ahead of self-interest for Corbett Road Capital Management, our management and staff.

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s principal or a similarly designated officer, has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

Corbett Road Capital Managements Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised persons should report potential misconduct by submitting a notice to the CCO or other supervising principal (may submit anonymously) Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation. In order to protect the confidentiality of the individual submitting such a report and to enable Corbett Road Capital Management to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

SEC Office of the Whistleblower

Corbett Road Capital Management is committed to adhering to the letter and spirit of all applicable regulations and strongly encourages its supervised persons to report any suspected failures, both past and impending, to the Chief Compliance Officer. However, the Securities and Exchange Commission has established an Office of the Whistleblower to facilitate reporting of violations of securities and investment regulations directly to the commission. Subject to certain guidelines, the SEC may choose to award portions of punitive damages to whistleblowers who report certain original information that leads to successful enforcement of a covered judicial or administrative action that results in monetary sanctions in excess of $1 million. More information about the Office of the Whistleblower can be found on the SEC’s website.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the Chief Compliance Officer or, provided the CCO also receives such reports, to an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

●	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

●	a record of any violation of Corbett Road Capital Management’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Corbett Road Capital Management;

●	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

●	a list of all persons who are, or within the preceding five years have been, access persons

Acknowledgement

Initial Acknowledgement

All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

Definitions

For the purposes of this Code, the following definitions shall apply:

●	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities.

●	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

o	(Note: Corbett Road Capital Management may wish to extend this definition, and the concomitant reporting requirements, to other persons living in the employee’s household.)

●	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16aI(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	‘Fund’ means an investment company registered under the Investment Company Act.

●	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; and (iii) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds.

●	“Supervised person” means officers of Corbett Road Capital Management (or other persons occupying a similar status or performing similar functions); employees of Corbett Road Capital Management; and any other person who provides advice on behalf of Corbett Road Capital Management and is subject to Corbett Road Capital Management’s supervision and control.

(Note: Additional categories of persons may be defined as supervised persons such as temporary employees, consultants, independent contractors and other persons designated by the Chief Compliance Officer)